UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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BEASLEY BROADCAST GROUP, INC.

(Name of Registrant as Specified In Charter)

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3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2008

The Annual Meeting of Stockholders of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 29, 2008, at 11:00 a.m. local time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida for the following purposes:

1.	To elect eight directors to hold office until the next Annual Meeting of stockholders and until their respective successors have been elected or appointed;

2.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.

The Company’s Board of Directors has fixed April 16, 2008 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed Annual Report to Stockholders for the year ended December 31, 2007.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. You will be most welcome at the meeting and may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

Caroline Beasley, Secretary

Naples, Florida

April 28, 2008

[LOGO] BEASLEY BROADCAST GROUP, INC.

3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

PROXY STATEMENT

The Board of Directors of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 29, 2008, at 11:00 a.m. local time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders are first being mailed to stockholders on or about April 28, 2008.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m., April 16, 2008, which is the “Record Date,” will be entitled to vote at the Annual Meeting. At the close of business on April 16, 2008, the Company had 7,093,334 shares of Class A Common Stock outstanding (the “Class A Shares”), and 16,662,743 shares of Class B Common Stock outstanding (the “Class B Shares” and together with the Class A Shares, the “Common Stock”).

Under the Company’s Restated Certificate of Incorporation and Bylaws, in the election of directors, the holders of the Class A Shares are entitled by class vote, exclusive of all other stockholders, to elect two of the Company’s directors, with each Class A Share being entitled to one vote. With respect to the election of the other six directors and all other matters submitted to the stockholders for vote, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share being entitled to one vote and each Class B Share entitled to ten votes.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. Except with respect to the election of directors (which is discussed separately under “Proposal 1: Election of Directors”) and except in certain other specific circumstances, the affirmative vote of a majority of votes cast in person or by proxy at a duly held meeting at which a quorum is present is required under Delaware law and our Bylaws for approval of proposals presented to stockholders.

The Inspector will also determine whether or not a quorum is present. Our Bylaws provide that a quorum consists of a majority of the votes entitled to be cast and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention is deemed present but it is not deemed a vote cast. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are included in determining whether a quorum is present but are not included in the tabulation of the voting results. As such, abstentions and broker non-votes do not affect the voting results with respect to the election of directors or the issues requiring the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions and broker non-votes will have the effect of a vote against the approval of any items requiring the affirmative vote of the holders of a majority or greater of the outstanding common stock.

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	Delivering written notice of revocation to the Company, Attention: Caroline Beasley;

•	Delivering a duly executed proxy bearing a later date to the Company; or

•	Attending the Annual Meeting and voting in person.

Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted FOR the election of directors and as the proxy holders deem advisable on other matters that may come before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of stockholders or until their respective successors are elected or appointed. Nominees for election to the Board of Directors shall be approved by the following vote:

•

For Nominees to be Elected by the Holders of the Class A Shares: by a plurality of the votes cast by the holders of Class A Shares present in person or by proxy at the Annual Meeting, with each share being entitled to one vote.

•

For Nominees to be Elected by the Holders of All Classes of Common Stock: by a plurality of the votes cast by the holders of all classes of Common Stock present in person or by proxy at the Annual Meeting, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten votes.

Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

Nominees to be Elected by the Holders of the Class A Shares:

Mark S. Fowler, age 66, has been a director of Beasley Broadcast Group, Inc. since February 2000. Mr. Fowler served as a director of TalkAmerica, Inc., a publicly held company until the company was sold in December 2006. Mr. Fowler also served as Chairman of AssureSat, Inc., a satellite services provider that he co-founded in 1997 until the company was sold in December 2004. Mr. Fowler was a communications counsel at the law firm of Latham & Watkins LLP from 1987 until 2000 and in that capacity practiced before the FCC. Mr. Fowler served as Chairman of the FCC from 1981 until 1987.

Herbert W. McCord, age 65, has been a director of Beasley Broadcast Group, Inc. since May 2000. Mr. McCord currently is President of Granum Communications Corporation, a management consulting firm specializing in the radio industry, which he founded in 1996. Prior to starting Granum, Mr. McCord worked in the radio industry at the station and management levels for over 20 years. Mr. McCord serves as a member of the Board of Trustees of the Radio Advertising Bureau. Mr. McCord is the Chairman and majority shareholder of JMJ Broadcasting, Inc., a privately held company that owns KXGL-FM in Amarillo, TX and KTPK-FM in Topeka, KS.

Nominees to be Elected by the Holders of All Classes of Common Stock:

George G. Beasley, age 75, founded Beasley Broadcast Group, Inc. in 1961 and has served since inception as the Company’s Chairman and Chief Executive Officer. Mr. Beasley serves on the Board of Trustees of Appalachian State University. He served on the North Carolina Association of Broadcasters’ Board of Directors for eight years and has served that Association as President and Vice President. Mr. Beasley has a B.A. and M.A. from Appalachian State University. George G. Beasley is the father of Bruce G. Beasley, Caroline Beasley and Brian E. Beasley.

Bruce G. Beasley, age 50, has served as Beasley Broadcast Group, Inc.’s President and Chief Operating Officer since 1997, Co-Chief Operating Officer from February 2001 until February 2006, and as a Director since 1980. He began his career in the broadcasting business with the Company in 1975 and since that time has served in various capacities including General Sales Manager of a radio station, General Manager of a radio station and Vice President of Operations of the Company. Currently, Mr. Beasley oversees the operations of all radio stations. Mr. Beasley serves on the Board of Directors of the Radio Advertising Bureau. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Caroline Beasley and Brian E. Beasley.

Caroline Beasley, age 45, has served as Beasley Broadcast Group, Inc.’s Vice President, Chief Financial Officer, Treasurer and Secretary since 1994 and as a Director since 1983. She joined the Company in 1983 and since that time has served in various capacities including Business Manager, Assistant Controller and Corporate Controller. Ms. Beasley serves on the Board of Directors and the Audit Committee of the National Association of Broadcasters and is a member of the Broadcast and Cable Financial Management Association. Ms. Beasley has a B.S. from the University of North Carolina. Ms. Beasley is the daughter of George G. Beasley and the sister of Bruce G. Beasley and Brian E. Beasley.

Brian E. Beasley, age 48, has served as Beasley Broadcast Group, Inc.’s Vice President of Operations since 1997 and as a Director since 1982. He began his career in broadcasting during high school in 1977. He joined the Company full-time in 1982 as General Manager of the previously-owned cable TV division. In 1985, he became Senior Account Executive of a radio station and subsequently served as General Manager of three different radio stations. Mr. Beasley has served on the Board of Directors of the North Carolina Association of Broadcasters. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Bruce G. Beasley and Caroline Beasley.

Joe B. Cox, age 68, has been a director of Beasley Broadcast Group, Inc. since February 2000. Mr. Cox is a partner at the law firm of Cox & Nici. Mr. Cox has practiced law for over 40 years, primarily in the tax, corporate and estate law areas. Mr. Cox is also the Vice Chairman, a Director and a member of Audit Committee of the Bank of Florida Corp., a publicly held company.

Allen B. Shaw, age 64, joined Beasley Broadcast Group, Inc. as the Vice Chairman of the Board of Directors and Co-Chief Operating Officer in February 2001 as part of the Company’s acquisition of Centennial Broadcasting. On January 31, 2006, Mr. Shaw’s original employment agreement expired and was not renewed. Effective February 1, 2006, Mr. Shaw serves solely as Vice Chairman of the Board of Directors. From 1990 to February 2001, Mr. Shaw was the President and Chief Executive Officer of Centennial Broadcasting and he resumed those positions with a new entity called Centennial Broadcasting, LLC effective October 1, 2004. Mr. Shaw previously served as the Chief Operating Officer of the Company from 1985 to 1990. Mr. Shaw serves as a Director of the Library of American Broadcasting.

Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board of Directors recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors met five times during 2007 and acted by unanimous written consent on one occasion. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board of Directors and attended at least 75% of the aggregate number of meetings of the Committees of the Board of Directors of which he or she was a member. All of our then-current directors attended the 2007 Annual Meeting of stockholders.

Controlled Company

The Company qualifies as a “controlled company,” within the meaning of Rule 4350(c)(5) of the National Association of Securities Dealers. The Company currently qualifies as a controlled company because more than 50% of the Company’s voting power is controlled by the Company’s Chairman and Chief Executive Officer, George Beasley. As a result, the Company is not required to have a Board of Directors consisting of a majority of Directors who are independent or compensation committee or nominating committee composed solely of independent directors.

Committees of the Board of Directors

During 2007, the Board of Directors had an Audit Committee and a Compensation Committee.

The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. The Board of Directors is not required to have a nominating committee because it is a controlled company as defined in the NASDAQ rules. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board of Directors will consider recommendations from stockholders, which should be addressed to Caroline Beasley, Secretary of Beasley Broadcast Group, Inc. at the Company’s address. The Company has not adopted a formal process because it believes that the informal consideration process has been adequate to date.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Cox, Fowler and McCord, each of whom is independent as the term independence is defined in Rule 4200(a)(15) of the NASDAQ rules and Rule 10A-3 under the Exchange Act. The Board of Directors has determined that Mr. Cox is an Audit Committee financial expert as that term is defined in the Exchange Act. The responsibilities of the Audit Committee as set forth in its written charter include:

•	Recommending to the Board of Directors independent auditors to conduct the annual audit of the Company’s financial statements;

•	Reviewing the proposed scope of the audit and approving the audit fees to be paid;

•	Reviewing the Company’s accounting and financial controls with the independent auditors and its financial and accounting staff; and

•	Reviewing and approving transactions, other than compensation matters, between the Company and its directors, officers and affiliates.

The Audit Committee met six times during 2007 and acted by unanimous written consent on one occasion. The current charter of the Audit Committee is attached hereto as Appendix A.

The Compensation Committee consists of Messrs. Cox, Fowler, and McCord each of whom is independent as the term independence is defined in Rule 4200(a)(15) of the NASDAQ rules. This Committee is responsible for establishing compensation policies for the Company’s executive officers, including the Chief Executive Officer, and reviews of the Company’s compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering and interpreting the 2007 Equity Incentive Award Plan of the Company. The Compensation Committee met five times during 2007 and did not act by unanimous written consent. As a “controlled company,” the Compensation Committee is not required to, and does not have a charter.

Stockholder Communication with Board Members

Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process (in which stockholder communications received by the Secretary for the Board’s attention, or summaries thereof, will be forwarded to the Board) has served the Board’s and the stockholders’ needs. In view of SEC disclosure requirements relating to this issue, the Board of Directors may consider developing more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board of Directors should be sent to it in care of the Secretary.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

We believe that compensation paid to our executive officers should be closely aligned with our performance and the creation of stockholder value, in each case on both a short-term and long-term. As a result, our executive officer compensation programs are designed to motivate our executive officers to attain our financial, operational and strategic objectives and to align the financial goals of our executive officers with those of our stockholders. Our compensation programs are also designed to provide our executive officers with competitive compensation. To ensure that pay is competitive, we regularly compare our pay practices and our executive officers’ performance with our competitors.

Our executive officer compensation programs are comprised of the following elements: (i) base salary; (ii) annual discretionary incentive bonuses of both cash and equity; and (iii) other compensation such as employee benefit plans including our 401(k) plan, health insurance and life/disability insurance.

Determination of 2007 Compensation Awards

Our Compensation Committee (the “Committee”) has the primary authority to determine and recommend the compensation awards available to our executive officers. The Committee meets on a regularly scheduled basis and in 2007, the Committee met five times.

In connection with 2007 executive compensation decisions, management retained an independent compensation consultant, Johnson Associates, Inc., to assist it in the determination of the key elements of the compensation programs.

The compensation consultant provided advice to the management and to the Compensation Committee with respect to competitive practices and the amounts and nature of bonus compensation paid to our executive officers. To aid the Committee in making its determinations, we prepare an annual summary report which highlights our operational results. In addition, on a quarterly basis we prepare a report which compares our performance to the performance of companies in our Peer Group and includes an analysis of data taken from earnings releases that are distributed by the various companies in our Peer Group and data prepared by broadcast analysts in the industry. In addition, our chief executive officer and chief financial officer provide recommendations, based upon the information provided by the compensation consultant, to the Committee regarding the compensation of all executive officers.

2007 Compensation Benchmarking and Peer Group

We strive to maintain executive compensation in a manner that is consistent with a peer group of major radio broadcasting companies. An important component of setting and structuring compensation for our executive officers is determining the compensation packages offered by the leading radio broadcasting companies in order for us to offer competitive compensation within that group of companies. Setting compensation at levels that are competitive with our peers assists us with one of our primary goals of retaining our executive talent and motivating our executive officers to perform and create shareholder value. Our compensation consultant surveys the compensation practices of a peer group of companies in the United States to assess our competitiveness. In determining the level of compensation provided to our executive officers, we evaluate the financial performance of those companies, in addition to evaluating our independent performance, to gauge our comparative performance within our peer group. This “Peer Group” of companies includes: Citadel Broadcasting, Cumulus Media, Emmis Communications, Spanish Broadcasting, Cox Radio, Salem Communications, Saga Communications, Entravision Communications, Entercom Communications, Radio One and Regent Communications.

We strongly believe in retaining the best talent among our management team. In setting annual cash compensation, we aim to provide market compensation that approximates the median annual cash compensation of executive officers performing similar job functions at similar companies in the Peer Group. To determine that level of compensation, we review compensation data of the Peer Group and actual compensation amounts provided in Peer Group proxy statements. Our review indicates that we are providing annual cash compensation that falls within the median of the Peer Group, and we believe our design of base and incentive annual cash compensation appropriately provides market compensation to our executive officers. Overall, we believe that, based on the data provided by our independent compensation consultant, our cash compensation programs, as structured, are at market relative to our Peer Group.

Elements of Compensation.

Base Salary.    We are party to an employment agreement with each of our NEOs. These agreements provide for a base salary for each NEO, which in each case is subject to an annual increase of not less than 5% and annual cash bonuses for each NEO at the discretion of the Committee. The compensation provisions of our NEOs’ employment agreements were determined at the time that we entered into the agreements in 2005.

Annual base salaries are intended to reward each NEO for the day-to-day demands, complexities and difficulties of his or her job. The objective is to set base salaries at levels that we and the applicable executive officer believe are fair, given the job functions and their individual performance and experience in relation to those job functions. Base salaries are also determined based upon a comparison of our NEOs’ positions to similar positions at companies in our Peer Group. As in previous years, annual base compensation in 2007 reflected an increase of 5% over the previous year pursuant to each NEO’s employment agreement.

Incentive Compensation.    Our Committee has historically utilized two forms of incentive compensation: cash and equity awards. The cash component is designed to convey an immediate recognition of services performed by the recipient, while the equity component is tied to vesting requirements and is designed to not only compensate but to also motivate and retain the recipient over the long term.

Cash Bonus Awards.    All of our NEOs are eligible to receive bonuses under our annual cash incentive program. For 2007, each named executive officer received a discretionary cash bonus as described in the Summary Compensation Table that is calculated based upon both the attainment of objective performance goals and subjective assessment of performance by the Compensation Committee. The funding of the pool available for annual cash bonuses is based upon the achievement of pre-determined aggregate station operating income goals, with the actual funding resulting in total cash compensation ranging from the 25th to the 75th percentile of Peer Group cash compensation. The target total cash compensation is the median cash compensation paid to executives at companies in the Peer Group but may range from the 25th to the 75th percentile based upon performance. The Compensation Committee has the discretion to increase or decrease the funding of the pool based upon a subjective assessment of qualitative performance measured by the following factors: station ratings; market versus company performance; success of new acquisitions, start-ups and divestitures; management of extraordinary events and market conditions; and current year-end market compensation and external factors. The Compensation Committee also has the discretion to adjust individual awards based upon its subjective measurement of an individual’s performance. For example, if the bonus pool is funded at target, the Compensation Committee may adjust an individual’s award to above or below target based on individual performance.

The bonus pool for the 2007 annual cash bonus awards was funded at the 25th percentile based upon (i) our achievement of $37.4 million of station operating income based upon a target of $38.0 million, and (ii) the Compensation Committee’s subjective assessment of general qualitative performance, including internal growth, conversion to HD radio, market performance, and success of the recent acquisitions of KDWN-AM and KBET-AM in Las Vegas, NV and WJBR-FM in Wilmington, DE. The station operating income target was originally based upon expected industry revenue ranging from a decline of 1.5% to an increase of 2%. The Compensation Committee considered our revenue performance which outperformed the actual industry revenue decline of approximately 2% in 2007 in determining the annual cash bonus awards for 2007. The size of the cash bonus for 2007 brought the aggregate value of our NEOs’ total cash compensation to approximately the median level for our Peer Group as described above.

Equity Compensation.    To promote our long-term objectives and reward executive officers for long-term performance, we provide awards of equity-based compensation to our executive officers and other key employees under the Beasley Broadcast Group, Inc. 2007 Equity Incentive Award Plan. We believe that equity ownership in the Company is important to tie the ultimate level of an executive officer’s compensation to the performance of our common stock and stockholder gains while creating an incentive for sustained growth. Our 2007 Equity Incentive Award Plan permits the grant of awards to our executive officers and others who are in a position to make a significant contribution to our long-term success. These equity awards are permitted to be made in the form of nonqualified stock options and restricted stock awards. The number of stock options and restricted stock awards granted to each executive officer is determined by the Compensation Committee based upon several factors, including the executive officer’s position, performance and the value of a share of our common stock as of the date of grant of the award. We typically grant awards upon commencement of employment and we may make grants to executives following a significant change in job responsibility, or in recognition of a significant achievement. However, with respect to the NEOs, we generally only grant awards in connection with the negotiation of their individual employment agreements. Our 2007 Equity Incentive Award Plan is an important component of the compensation necessary to attract and retain talented senior executive officers.

Historically, we have utilized stock options as our primary long-term incentive vehicle. However, in light of accounting changes under SFAS No. 123R, as revised, and industry trends in executive compensation, the Committee shifted from an options-based equity compensation approach to a restricted stock-based approach in

2005. As a result, we currently only grant shares of restricted stock to executive officers. Each NEO was granted an award of restricted stock in 2005 which vested over the following three years in connection with the negotiation of each NEO’s individual employment agreement. In addition, senior executives were granted shares of restricted stock in 2006 that vest in four annual installments on each anniversary of the grant date to offset the reduced value of under-water options held by each executive. Therefore, we did not grant any equity awards to our NEOs during 2007. Awards granted under the 2007 Equity Incentive Award Plan generally have a three-year vesting schedule in order to provide an incentive for continued employment. This provides a reasonable time frame in which to align the executive officer with the price appreciation of our stock.

Defined Contribution Plans

We have a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers eligible employees of the Company and any designated affiliate. The 401(k) Plan permits eligible employees to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Employees aged twenty-one years or older are eligible to participate in the 401(k) Plan after completing one year of service. In addition, part-time employees must have completed 1,000 hours of service.

Employment Agreements

The Company entered into a three-year employment agreement with George G. Beasley effective as of February 11, 2005 pursuant to which he serves as the Chief Executive Officer and Chairman of the Board of Directors. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Mr. Beasley will be automatically extended for successive one-year periods following the end of the initial three-year term, unless Mr. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason, as described in the section regarding Termination or Change in Control Payments below.

The Company entered into a three-year employment agreement with Bruce G. Beasley effective as of February 11, 2005 pursuant to which he serves as President and Chief Operating Officer. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Mr. Beasley will be automatically extended for successive one-year periods following the end of the initial three-year term, unless Mr. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason, as described in the section regarding Termination or Change in Control Payments below.

The Company entered into a three-year employment agreement with Caroline Beasley effective as of February 11, 2005 pursuant to which she serves as Chief Financial Officer. Pursuant to this agreement, Ms. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Ms. Beasley will be automatically extended for successive one-year periods following the end of the initial three-year term, unless Ms. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Ms. Beasley’s employment is terminated without cause or if she resigns for good reason, as described in the section regarding Termination or Change in Control Payments below.

The Company entered into a three-year employment agreement with Brian E. Beasley effective as of February 11, 2005 pursuant to which he serves as Vice President of Operations. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Mr. Beasley will be automatically extended for successive one-year periods following the end of the initial three-year term, unless Mr. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason, as described in the section regarding Termination or Change in Control Payments below.

The Company has entered into employment agreements with each of the Named Executive Officers. The Company provides severance to the Named Executive Officers to provide fair and equitable compensation in the event of severance of employment. The Company’s policy with respect to severance is to reasonably protect the executive in the event of termination, while providing a level of predictability for the Company with respect to potential future severance obligations. The Company provides severance at levels that are competitive with severance provided to similarly situated executives at companies in the Peer Group.

Other Elements of Compensation and Perquisites

Medical Insurance.    We provide to each NEO, the NEO’s spouse and children such health, dental and optical insurance as we may from time to time make available to our other employees.

Life and Disability Insurance.    We provide each NEO such disability and/or life insurance as we may from time to time make available to our other employees.

Automobile Allowance.    We provide George Beasley, our chief executive officer, with a $1,000 per-month automobile allowance based upon the previously negotiated terms of his employment agreement.

Tax Issues Relating to Executive Compensation.

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes limitations upon the federal income tax deductibility of compensation paid to our NEOs. Under these limitations, we may deduct such compensation only to the extent that during any year the compensation paid to any such officer does not exceed $1,000,000 or meets certain specified conditions (such as certain performance-based compensation that has been approved by our stockholders). While our Board desires to maximize our tax deductions, some elements of executive compensation may not be tax deductible, and our compensation plans and policies may be modified if the Committee determines that such action is in the best interest of us and our stockholders; even if such action may result in some loss of deductibility. For example, discretionary bonuses and grants of restricted stock are not considered performance-based compensation and therefore count against the $1,000,000 cap under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Herbert W. McCord, Chair

Joe B. Cox

Mark S. Fowler

NAMED EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are listed below. We described each executive’s business experience under Proposal No. 1—Election of Directors. All executive officers hold office until their successors are appointed.

Name	Age	Position
George G. Beasley	75	Chairman and Chief Executive Officer
Bruce G. Beasley	50	President, Chief Operating Officer and Director
Caroline Beasley	45	Vice President, Chief Financial Officer, Secretary, Treasurer and Director
Brian E. Beasley	48	Vice President of Operations and Director

SUMMARY COMPENSATION TABLE

The following table summarizes total compensation earned by each of the Named Executive Officers during 2006 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
George G. Beasley	2007	$698,278	$—	$464,319	$250,000	$15,337	(4)	$1,427,934
Chairman & Chief Executive Officer	2006	664,936	150,000	390,686	—	15,246	(4)	1,220,868

Bruce G. Beasley	2007	$454,209	$—	$464,319	$100,000	$16,863	(5)	$1,035,391
President and Chief Operating Officer	2006	432,490	75,000	390,686	—	15,154	(5)	913,330

Caroline Beasley	2007	$434,729	$—	$464,319	$100,000	$17,736	(6)	$1,016,784
Chief Financial Officer	2006	413,932	75,000	390,686	—	15,991	(6)	895,609

Brian E. Beasley	2007	$419,185	$—	$464,319	$100,000	$16,863	(5)	$1,000,367
Vice President of Operations	2006	399,134	75,000	390,686	—	15,154	(5)	879,974

(1)	Includes discretionary annual bonus awards not based upon achievement of performance criteria or awarded under a non-equity incentive compensation plan.
(2)	The amounts in this column reflect the stock-based compensation expense recognized for the year ended December 31, 2007 in accordance with SFAS 123(R) for restricted stock awards held by the Named Executive Officers, but disregarding forfeitures related to service-based vesting. The assumptions used to calculate the value of stock awards are set forth under Note 12 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on March 13, 2008. On June 1, 2006, each Named Executive Officer was awarded 97,500 shares of restricted Class A common stock with a grant date fair value of $706,875, of which 73,125 remain restricted as of December 31, 2007. These awards vest over a four-year period. On July 1, 2005, each Named Executive Officer was awarded 60,000 shares of restricted Class A common stock with a grant date fair value of $862,800, of which 20,000 remain restricted as of December 31, 2007. These awards vest over a three-year period. Prior to vesting, shares of restricted stock do not have voting rights or receive dividends. No stock awards were granted to any Named Executive Officer during 2007.
(3)	Amounts reported in the Non-Equity Incentive Plan Compensation column represent bonuses paid under our annual cash incentive program earned during 2007 and paid in 2007. Annual cash bonuses for the 2006 fiscal year were discretionary cash bonuses and are reported in the Bonus column.

(4)	Other annual compensation includes a car allowance of $12,000 per annum and reimbursement for the Named Executive Officer’s portion of health, dental and long-term disability insurance premiums.
(5)	Other annual compensation includes reimbursement for the Named Executive Officer’s portion of health, dental and long-term disability insurance premiums.
(6)	Other annual compensation includes reimbursement for the Named Executive Officer’s portion of health, dental, long-term and short-term disability insurance premiums.

GRANT OF PLAN-BASED AWARDS

The following table provides information about plan-based awards earned by the NEOs during 2007:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
		Threshold ($)	Target ($)	Maximum ($)
George G. Beasley	2007	$250,000	$450,000	$550,000
Bruce G. Beasley	2007	$100,000	$150,000	$200,000
Caroline Beasley	2007	$100,000	$175,000	$225,000
Brian E. Beasley	2007	$100,000	$125,000	$150,000

(1)	These amounts represent the threshold, target and maximum annual cash incentive awards that could have been earned for 2007 pursuant to our annual cash incentive program. The Compensation Committee has discretion to determine the final amount of the annual awards and, historically, has granted awards of equal amount to Bruce G. Beasley, Caroline Beasley, and Brian E. Beasley. For years prior to 2007, annual cash incentive awards were completely discretionary, were determined by the Compensation Committee, and were not based upon the attainment of specific performance goals. Actual amounts earned for 2007 are included in the “Summary Compensation Table” above. For additional information regarding these awards see “Compensation Discussion and Analysis”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes equity awards outstanding as of December 31, 2007 for each of the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
George G. Beasley	487,500	—	—	$15.50	2/10/2010	20,000	(1)	$104,000	—	—
						73,125	(2)	380,250
Bruce G. Beasley	487,500	—	—	$15.50	2/10/2010	20,000	(1)	$104,000	—	—
						73,125	(2)	380,250

Caroline Beasley	487,500	—	—	$15.50	2/10/2010	20,000	(1)	$104,000	—	—
						73,125	(2)	380,250

Brian E. Beasley	487,500	—	—	$15.50	2/10/2010	20,000	(1)	$104,000	—	—
						73,125	(2)	380,250

(1)	On July 1, 2005, each Named Executive Officer was awarded 60,000 shares of restricted Class A common stock, of which 20,000 remain restricted as of December 31, 2007. This award vests annually over a three-year period.

(2)	On June 1, 2006, each Named Executive Officer was awarded 97,500 shares of restricted Class A common stock, of which 73,125 remain restricted as of December 31, 2007. This award vests annually over a four-year period.
(3)	Market value was determined by multiplying the number of shares that have not vested by the closing stock price of $5.20 on December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the exercise of options and vesting of restricted stock for each of the Named Executive Officers during 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
George G. Beasley	—	—	20,000 24,375	$183,600 211,331
Bruce G. Beasley	—	—	20,000 24,375	$183,600 211,331
Caroline Beasley	—	—	20,000 24,375	$183,600 211,331
Brian E. Beasley	—	—	20,000 24,375	$183,600 211,331

(1)	The value realized equals the fair market value of the Company’s Class A common stock on the date of vesting, multiplied by the number of shares vesting.

TERMINATION OR CHANGE IN CONTROL PAYMENTS

Potential Termination Payments

Effective February 11, 2005, each of our NEOs entered into a three-year employment agreement with us, subject to automatic one-year renewals if not terminated by either party, which provide for severance benefits under certain events. The employment agreements provide that in the event of death, the executive’s estate will receive monthly payments of the executive’s annual salary, for a period of one year. In addition, in the event of a termination by us without “cause” or a termination by the executive for “good reason,” the terminated executive will be entitled to (i) severance (the “Severance Amount”), (ii) continued receipt of certain benefits including medical insurance and life insurance for one year following the date of termination, and (iii) full vesting of all outstanding equity awards (collectively, the “Severance Benefits”). The Severance Amount is equal to the greater of the executive’s annual base salary for the longer of one year or the remainder of the initial three-year term of the agreement. In the event of a termination by us as a result of the executive’s disability, the executive will continue to receive his or her annual base salary until the date of termination.

Under the employment agreements, “disability” means the absence of the executive from the executive’s duties on a full-time basis for a period of 180 consecutive days as a result of incapacity due to mental or physical illness. “Cause,” means the executive’s: (i) failure substantially to perform his duties under the employment agreement, other than any such failure resulting from the executive’s disability, after notice and reasonable opportunity for cure, all as determined by our board of directors; (ii) conviction of a felony or a crime involving moral turpitude; or (iii) fraud or personal dishonesty involving our assets. “Good reason” exists where we fail to make any payment or provide any benefit under the employment agreement or commit a material breach of the employment agreement and do not cure such failure or breach after notice and a reasonable opportunity to cure.

Estimated Value of Termination and Change in Control Payments

George G. Beasley

The following table shows the potential payments upon termination or a change of control of the Company for George G. Beasley, the Company’s Chief Executive Officer and Chairman of the Board of Directors, assuming the event occurred on December 31, 2007.

Executive Benefits and Payments Upon Separation	Termination without Cause or for Good Reason on 12/31/07	Death on 12/31/07
Cash severance (1)	$769,747	$769,747
Health and welfare benefits (2)	7,567	—
Stock awards (3)	484,250	—

	$1,261,564	$769,747

(1)	Cash severance includes the executive’s current base salary for a period of one year.
(2)	Health and welfare benefits include the premium cost for the executive’s health insurance for a period of one year.
(3)	Stock awards includes the fair value of 93,125 unvested shares of restricted Class A common stock based on the Company’s closing stock price of $5.20 on December 31, 2007.

Bruce G. Beasley

The following table shows the potential payments upon termination or a change of control of the Company for Bruce G. Beasley, the Company’s President and Chief Operating Officer, assuming the event occurred on December 31, 2007.

Executive Benefits and Payments Upon Separation	Termination without Cause or for Good Reason on 12/31/07	Death on 12/31/07
Cash severance (1)	$500,661	$500,661
Health and welfare benefits (2)	23,836	—
Stock awards (3)	484,250	—

	$1,008,747	$500,661

(1)	Cash severance includes the executive’s current base salary for a period of one year.
(2)	Health and welfare benefits include the premium cost for the executive’s health insurance for a period of one year.
(3)	Stock awards includes the fair value of 93,125 unvested shares of restricted Class A common stock based on the Company’s closing stock price of $5.20 on December 31, 2007.

Caroline Beasley

The following table shows the potential payments upon termination or a change of control of the Company for Caroline Beasley, the Company’s Chief Financial Officer, assuming the event occurred on December 31, 2007.

Executive Benefits and Payments Upon Separation	Termination without Cause or for Good Reason on 12/31/07	Death on 12/31/07
Cash severance (1)	$479,178	$479,178
Health and welfare benefits (2)	23,836	—
Stock awards (3)	484,250	—

	$987,264	$479,178

(1)	Cash severance includes the executive’s current base salary for a period of one year.
(2)	Health and welfare benefits include the premium cost for the executive’s health insurance for a period of one year.
(3)	Stock awards includes the fair value of 93,125 unvested shares of restricted Class A common stock based on the Company’s closing stock price of $5.20 on December 31, 2007.

Brian E. Beasley

The following table shows the potential payments upon termination or a change of control of the Company for Brian E. Beasley, the Company’s Vice President of Operations, assuming the event occurred on December 31, 2007.

Executive Benefits and Payments Upon Separation	Termination without Cause or for Good Reason on 12/31/07	Death on 12/31/07
Cash severance (1)	$462,047	$462,047
Health and welfare benefits (2)	23,836	—
Stock awards (3)	484,250	—

	$970,133	$462,047

(1)	Cash severance includes the executive’s current base salary for a period of one year.
(2)	Health and welfare benefits include the premium cost for the executive’s health insurance for a period of one year.
(3)	Stock awards includes the fair value of 93,125 unvested shares of restricted Class A common stock based on the Company’s closing stock price of $5.20 on December 31, 2007.

DIRECTOR COMPENSATION

The Company’s non-employee directors fixed annual fees for their services on the Board of Directors, and Audit and Compensation Committees and in January 2006, each received 6,000 restricted shares of the Company’s Class A common stock under the 2000 Equity Plan. The restricted shares vest over a three-year period.

The following table summarizes total compensation earned by each non-employee director during 2007.

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joe Cox (2)	$25,000	$27,020	—	—	—	—	$52,020
Mark Fowler (2)	$17,500	$27,020	—	—	—	—	$44,520
Herb McCord (2)	$17,500	$27,020	—	—	—	—	$44,520
Allen Shaw	$17,500	$27,020	—	—	—	—	$44,520

(1)	The amounts in this column reflect the stock-based compensation expense recognized for the year ended December 31, 2007 in accordance with SFAS 123(R) for restricted stock awards to the directors, but disregarding forfeitures related to service based vesting. On January 1, 2006, each director was awarded 6,000 shares of restricted Class A common stock with a fair value of $81,060, of which 2,000 remain restricted as of December 31, 2007. These awards vest over a three-year period. Prior to vesting, shares of restricted stock do not have voting rights or receive dividends. The assumptions used to calculate the value of stock awards are set forth under Note 12 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on March 13, 2008.
(2)	On December 31, 2007, Messrs. Cox, Fowler, and McCord were awarded 5,000 shares of restricted Class A common stock, each award with a grant date fair value of $26,000, all of which remain restricted as of December 31, 2007. These awards vest over a three-year period and were granted in exchange for 20,000 under-water options held by each of these directors.
(3)	In 2008, Mr. Cox and Mr. McCord will each receive $30,000 per annum and Mr. Fowler and Mr. Shaw will each receive $22,500 per annum for their services on the Board, Audit Committee and Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock as of March 31, 2008 by:

•	Each person who is known by the Company to own beneficially more than 5% of our Class A common stock or Class B common stock;

•	Each of the Company’s directors;

•	Each of the Named Executive Officers; and

•	All executive officers and directors as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission, and generally includes any shares over which a person exercises sole or shared voting or investment power. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis at the option of the holder at any time, are all deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of Class B common stock, but are not deemed outstanding for calculating the percentage of any other person. Shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2008 are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options but are not deemed outstanding for calculating the percentage of any other person. Restricted shares of Class A common stock that are currently vested or that will be vested within 60 days (but no other shares of restricted common stock) are deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of restricted stock. All restricted shares of Class A common stock currently outstanding, whether vested or not, are deemed outstanding for calculating the aggregate number of shares outstanding. The address of each beneficial owner, unless stated otherwise, is c/o Beasley Broadcast Group, 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

	Common Stock
	Class A			Class B
Name of Beneficial Owner	Number of Shares		Percent of Class	Number of Shares		Percent of Class	Percent of Total Economic Interest (1)	Percent of Total Voting Power (2)
George G. Beasley	491,996	(3)	7.0%	13,811,434	(4)	82.9%	60.3%	79.8%
Bruce G. Beasley	548,744	(5)	7.8	978,873	(6)	5.9	6.4	6.0
Caroline Beasley	521,744	(7)	7.4	978,873	(6)	5.9	6.3	5.9
Brian E. Beasley	507,400	(8)	7.2	420,265	(9)	2.5	3.9	2.7
Joe B. Cox	34,000	(10)	*	—		—	*	*
Mark S. Fowler	25,000	(11)	*	—		—	*	*
Herbert W. McCord	25,000	(11)	*	—		—	*	*
Allen B. Shaw	12,000		*	—		—	*	*
Deephaven Capital Management 130 Cheshire Lane Minnetonka, MN 55305	1,726,090		26.2	—		—	7.4	1.0
Gabelli Asset Management One Corporate Center Rye, NY 10580	1,261,014		19.2	—		—	5.4	*
Luther King Capital Management 301 Commerce Street Fort Worth, TX 76102	951,820		14.5	—		—	4.1	*
Noonday Asset Management 277 West Trade Street Charlotte, NC 28202	614,989		9.3	—		—	2.6	*
Dimensional Fund Advisors 1299 Ocean Avenue Santa Monica, CA 90401	421,718		6.4	—		—	1.8	*
All directors and executive officers as a group	2,165,884		25.0%	15,567,308		93.4%	70.2%	90.1%

*	Less than one percent.
(1)	The percent of total economic interest for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock plus the number of shares beneficially owned of Class B Common Stock divided by the sum of (i) 6,580,510 shares of Class A Common Stock outstanding, (ii) 16,662,743 shares of Class B Common Stock outstanding; and (iii) if applicable, the number of shares of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 30, 2008.
(2)

The percent of total voting power for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock which carry one vote per share plus the number of shares beneficially owned of Class B Common Stock which carry ten votes per share multiplied by ten divided by the sum of (i) 6,580,510 shares of Class A Common Stock outstanding, (ii) 16,662,743 shares of Class B Common Stock outstanding multiplied by ten to reflect the ten votes per share for Class B Common Stock; and (iii) if applicable, the number of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 30, 2008.
(3)	Includes (i) 3,400 shares held by the beneficial owner; (ii) 487,500 shares of Class A common stock issuable upon exercise of stock options; and (iii) 1,096 shares held by the REB Florida Intangible Tax Trust, dated August 20, 2004.
(4)	Includes (i) 117,166 shares held by the beneficial owner; (ii) 10,948,034 shares held by GGB Family Limited Partnership Florida Intangible Tax Trust; (iii) 48 shares held by George G. Beasley Grantor Retained Annuity Trust #1, dated June 19, 2006, (iv) 211,019 shares held by George G. Beasley Grantor Retained Annuity Trust #2, dated June 19, 2006, (v) 24,014 held by GGB Family Enterprises, Inc., (vi) 2,214,417 held by George G. Beasley Revocable Living Trust, dated May 26, 2006 and (vii) 296,736 shares held by the REB Florida Intangible Tax Trust, dated August 20, 2004. Does not include 39,835 shares held by Shirley W. Beasley, Mr. Beasley’s spouse. The beneficial owner has pledged $750,000 of Class B common stock as security, which represents approximately 210,674 shares based on the Company’s closing stock price of $3.56 on March 31, 2008.
(5)	Includes (i) 57,844 shares held by the beneficial owner; (ii) 3,400 shares held by the beneficial owner’s children; and (iii) 487,500 shares of Class A common stock issuable upon exercise of stock options.
(6)	Includes (i) 356,736 shares held by the beneficial owner; and (ii) 622,137 shares held by the George Beasley Estate Reduction Trust, of which the beneficial owner is a co-trustee. The beneficial owner has pledged $138,889 of Class B common stock as security, which represents approximately 39,014 shares based on the Company’s closing stock price of $3.56 on March 31, 2008.
(7)	Includes (i) 30,844 shares held by the beneficial owner; (ii) 3,400 shares held by the beneficial owner’s children; and (iii) 487,500 shares of Class A common stock issuable upon exercise of stock options.
(8)	Includes (i) 17,500 shares held by the beneficial owner; (ii) 2,400 shares held by the beneficial owner’s children; and (iii) 487,500 shares of Class A common stock issuable upon exercise of stock options.
(9)	The beneficial holder has pledged 150,000 shares of Class B common stock as security.
(10)	Includes (i) 14,000 shares held by the beneficial owner; and (ii) 20,000 shares of Class A common stock issuable upon exercise of stock options.
(11)	Includes (i) 5,000 shares held by the beneficial owner; and (ii) 20,000 shares of Class A common stock issuable upon exercise of stock options.

AUDIT COMMITTEE REPORT

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2007.

We have discussed with the independent auditors, Crowe Chizek and Company LLC, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Crowe Chizek and Company LLC required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Joe B. Cox, Chair

Mark S. Fowler

Herbert W. McCord

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has reappointed Crowe Chizek and Company LLC (“Crowe Chizek”) as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2008. In making this appointment, the Audit Committee considered whether the audit and non-audit services Crowe Chizek will provide are compatible with maintaining the independence of the Company’s outside auditors. The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Crowe Chizek before the firm is retained. The Audit Committee pre-approves all audit and permitted non-audit services to be performed for the Company by its independent public accountants. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permitted non-audit services. The Audit Committee does not consider the provision of the permitted non-audit services to be incompatible with maintaining the independent public accountant’s independence.

Representatives of Crowe Chizek are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Fees and Services of Independent Registered Public Accountants

The following table summarizes fees billed to the Company by Crowe Chizek and Company LLC in 2006 and 2007:

	2006	2007
Audit fees (1)	$256,000	$236,240
Audit-related fees (2)	18,350	—
Tax fees (3)	76,734	65,960
All other fees (4)	70,000	25,740

	$421,084	$327,940

(1)	Includes fees billed for (i) the audit of the Company’s annual financial statements and internal control over financial reporting and (ii) the reviews of the Company’s quarterly financial statements included in the Company’s Quarterly Reports’ on Form 10-Q.
(2)	Includes fees billed for research related to new accounting pronouncements and existing accounting guidance.
(3)	Includes fees billed for tax compliance and related services.
(4)	Includes fees billed for the annual audit of the Company’s benefit plan, a state tax project, and other services.

All of the services provided to the Company by Crowe Chizek during 2006 and 2007 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for the Review, Approval, or Ratification of Related Party Transactions.

On March 8, 2007, our Board of Directors adopted a written Related Party Transactions Policy, which provides that Interested Transactions with Related Parties, as those defined in the policy, are subject to approval or ratification.

For purposes of the policy an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year; (ii) we are a participant; and (iii) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity); a “Related Party” is any (a) person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) beneficial owner of greater than 5 percent of our common stock, or (c) immediate family members of any of the foregoing. Immediate family member include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone not falling into one of the foregoing categories who resides in such person’s home (other than a tenant or employee).

Under this policy, our Audit Committee reviews the material facts relating to all Interested Transactions that require the Committee’s approval and either approves or disapproves of our entry into the Interested Transaction, subject to certain exceptions. If advance Committee approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

Under the policy, certain transactions are deemed to be pre-approved by the Committee, even if the aggregate amount involved will exceed $100,000. These transactions include: employment and compensation of our executive officers and directors; certain transactions with other companies; certain charitable contributions; transactions in which all of our stockholders receive proportional benefits and transactions involving competitive bids.

Prior to the adoption of the policy, transactions with related parties were brought to the Audit Committee for its prior approval and prior to our initial public offering in 2000 when we did not have an Audit Committee, such transactions were brought to our board of directors for its prior approval.

2007 Transactions

During 2007 the Company engaged in several transactions in which our executive officers, including our Chief Executive Officer, George G. Beasley, and members of his family were participants. These transactions are described below. While the Related Party Transaction Policy had not been adopted at the time these transactions and arrangements were entered into or commenced, each has been subsequently ratified by the Audit Committee pursuant to the Related Party Transaction Policy.

•

In December 2000, the Company finalized the sale of most of its radio towers and related real estate assets to Beasley Family Towers, Inc. (“BFT”), which is owned by George G. Beasley, Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley, for $5.1 million in unsecured notes. The Company sold these radio towers and related real estate assets primarily to focus on its core business of acquiring, developing and operating radio stations. As of

March 31, 2007 and 2008, the aggregate outstanding balance of the notes receivable was $4.0 million and $3.9 million, respectively. The notes are due in aggregate monthly payments of approximately $38,000, including interest at 6.77%. The notes mature on December 28, 2020. During 2007 interest income on the notes receivable from BFT was approximately $271,000.

•

The Company leases radio towers for 22 radio stations under separate lease agreements from BFT. The lease agreements expire on December 28, 2020. During 2007, rental expense was approximately $543,000.

•

The Company leases office and studio space for five radio stations in Ft. Myers, FL from George G. Beasley. The lease agreements expire on August 31, 2009. During 2007, rental expense was approximately $137,000.

•

The Company leases land for office and studio space for nine radio stations in Augusta, GA from George G. Beasley. The lease agreement expires on November 1, 2023. The current annual rent for this land is approximately $35,000. The lease agreement was based on competitive bids from third parties. The Company believes that this lease agreement is on terms at least as favorable to it as could have been obtained from a third party.

•

The Company leases a radio tower for WCHZ-FM in Augusta, GA from Wintersrun Communications, Inc., which is owned by George G. Beasley, Brian E. Beasley and Bruce G. Beasley. The lease agreement expires on April 30, 2014. During 2007, rental expense was approximately $27,000.

•

The Company leases office space for its principal executive offices in Naples, FL from Beasley Broadcasting Management Corp., which is wholly-owned by George G. Beasley. During 2007, rental expense was approximately $147,000.

•

Bradley C. Beasley, son of George G. Beasley is currently employed by the Company and was paid $306,225 in 2007. The amount paid includes base salary and performance-based cash bonuses and stock-based compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports and upon written representations from certain reporting persons, the Company believes that, for the year ended December 31, 2007, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent stockholders were complied with on a timely basis.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company adopted a Code of Business Conduct and Ethics applicable to all of its directors and employees, including its principal executive officer and principal financial and accounting officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is available on the Company’s website at www.bbgi.com. A copy may also be obtained upon request from the Secretary of the Company. If the Company makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to the Company’s principal executive officer or principal financial and accounting officer and relates to an element of the SEC’s “code of ethics” definition, the Company will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website or in a report on Form 8-K filed with the SEC.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

To be considered for presentation in the Company’s Proxy Statement related to the Annual Meeting of Stockholders to be held in 2009, a stockholder proposal must be received by Caroline Beasley, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103 no later than December 30, 2008. If we have not received notice on or before March 14, 2009 of any matter a stockholder intends to propose for a vote at the 2009 Annual Meeting, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

A copy of the Company’s 2007 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for the year ended December 31, 2007 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Beasley Broadcast Group, Attn: Investor Relations, 3033 Riviera Drive, Suite 200, Naples Florida 34103.

By Order of the Board of Directors

Caroline Beasley, Secretary

Dated: April 28, 2008

Naples, Florida

Appendix A

BEASLEY BROADCAST GROUP, INC.

AMENDED & RESTATED AUDIT COMMITTEE CHARTER

I.	PURPOSE

The Audit Committee (the “Committee”) is a committee of the Board of Directors of Beasley Broadcast Group, Inc. (the “Company”). The Committee’s primary duties and responsibilities are to: (1) oversee the integrity of the Company's financial statements; (2) oversee the Company's compliance with the legal and regulatory requirements of the Nasdaq Stock Market and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (3) oversee the independent auditor’s qualifications and independence; and (4) oversee the performance of the Company's independent auditor.

II.	COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board of Directors. Each member shall satisfy the independence requirements of the Nasdaq Stock Market and the “Exchange Act. All members of the Committee shall be able to read and understand fundamental financial statements (including the Company’s income statements, balance sheet and cash flow statement) and at least one member of the Committee shall qualify as an “audit committee financial expert” under the requirements of the Exchange Act and Nasdaq requirements.

The members of the Committee shall be elected by the Board of Directors and remain a member of the Committee until resignation or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall meet at least one time each fiscal quarter, or more frequently as circumstances dictate. The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings.

The Committee may retain any independent counsel, experts or other advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the outside auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Company shall pay: (1) compensation to the outside auditor engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services to the Company, (2) compensation to any outside advisors employed by the Committee and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

IV.	RESPONSIBILITIES AND DUTIES

Outside Auditor

1.	The Committee shall be directly responsible and have sole authority for the appointment, compensation, retention and oversight of the work of the outside auditor (including resolution of any disagreements between Company management and the outside auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the outside auditor shall report directly to the Committee.

2.	The Committee shall annually receive from the outside auditor: (1) a written statement delineating all relationships between the outside auditor and the Company; and (2) a letter regarding the outside auditor’s independence, as required by Independence Standards Board Standard 1. The Committee shall discuss with the outside auditor any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the outside auditor’s independence.

3.	Before the outside auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the outside auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the outside auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the Securities and Exchange Commission (“SEC”).

4.	The Committee shall confirm with the outside auditor that the outside auditor is in compliance with the partner rotation requirements established by the SEC.

5.	The Committee shall, if applicable, consider whether the outside auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the outside auditor.

6.	The Committee shall discuss with the outside auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the outside auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the outside auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the outside auditor; and (C) all material written communications between the outside auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, outside auditor’s engagement letter, outside auditor’s independence letter and schedule of unadjusted audit differences.

Annual Audit

7.	The Committee shall meet with the outside auditor and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

8.	The Committee shall review and discuss the audited financial statements with the outside auditor and the management of the Company. This discussion shall include such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies, disagreements with management and any other matters relating to the conduct of the annual audit required to be discussed by Statement on Auditing Standards No. 61.

9.

The Committee shall, based on the review and discussions in paragraphs 6, 7 and 8, above, and the written disclosure, letter and discussions in paragraph number 2, above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence pursuant to paragraph 2, above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

10.	The Committee shall annually obtain from the outside auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act.

Quarterly Review

11.	The outside auditor shall review the interim financial statements to be included in any Form 10-Q of the Company, using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards and as required by the SEC.

12.	The Committee shall discuss with management and the outside auditor any results of the quarterly review that include such matters as significant adjustments, significant new accounting policies and disagreements with management. The Chair may represent the entire Committee for purposes of this discussion.

Internal Controls

13.	The Committee shall discuss with the outside auditor and the chief financial officer, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company. The Committee shall consider any recommendations for improvement of such internal control procedures.

14.	The Committee shall discuss with the outside auditor and with management any management letter provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit.

Internal Audit

15.	The Committee shall discuss with the chief financial officer, at least annually, the activities and organizational structure of the Company’s internal audit function, the qualifications of the primary personnel performing such function, and any reports prepared by him or her or any other matters brought to the attention of the Committee.

16.	The chief financial officer shall furnish to the Committee a copy of any audit report prepared by internal auditors.

Miscellaneous

17.	The Committee shall review and reassess the Committee’s charter at least annually and submit any recommended changes to the Board for its consideration.

18.	The Committee shall provide the report for inclusion in the Company’s Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

19.	The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee’s actions and recommendations, if any.

20.	The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

21.	The Committee shall review and approve all related party transactions that are required to be disclosed under Nasdaq regulations.

22.	The Committee shall exercise such other duties and responsibilities as are incidental to the purposes, duties and responsibilities specified herein and as may from time to time be delegated to the Committee by the Board of Directors.

¢

BEASLEY BROADCAST GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Caroline Beasley and Denyse Mesnik proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Beasley Broadcast Group, Inc. standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 29, 2008, at 11:00 a.m. local time, and any adjournment thereof.

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

BEASLEY BROADCAST GROUP, INC.

May 29, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 20800000000000000000 0	052908

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF DIRECTORS				2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of stockholders and any adjournment thereof.
NOMINEES:
☐	FOR ALL NOMINEES	George G. Beasley	(For All Classes of Common Stockholders)
		Bruce G. Beasley	(For All Classes of Common Stockholders)
☐	WITHHOLD AUTHORITY	Caroline Beasley	(For All Classes of Common Stockholders)	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY BALLOT PROMPTLY USING THE ENCLOSED ENVELOPE.
	FOR ALL NOMINEES	Brian E. Beasley	(For All Classes of Common Stockholders)
		Joe B. Cox	(For All Classes of Common Stockholders)
☐	FOR ALL EXCEPT	Allen B. Shaw	(For All Classes of Common Stockholders)
	(See instructions below)	Mark S. Fowler	(For Class A Common Stockholders)
		Herbert W. McCord	(For Class A Common Stockholders)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢